NEWS RELEASE                                               EXHIBIT NO. 99
April 24, 1997
                     [LANDMARK BANCSHARES, INC. LETTERHEAD]




FOR IMMEDIATE RELEASE
                                               FOR FURTHER INFORMATION CONTACT:
                                                  Larry Schugart, President
                                                  James F. Strovas, Sr VP
                                                  Phone:  316-227-8111


                            Landmark Bancshares, Inc.
                       Adopts New Stock Repurchase Program



Dodge City, Kansas, March 20, 1997 -- Landmark Bancshares, Inc., the holding company for Landmark Federal Savings Bank, has announced its intention to repurchase up to 473,316 shares or 15% of the Company's common stock. The Companny previously discontinued a stock repurchase plan adopted on October 16, 1996 to repurchase up to 5% of its outstanding Common Stock by March 27, 1997. The prior four repurchase programs implemented by the Company were subject to regulatory restrictions governing stock repurchases by financial institution holding companies having a subsidiary which converted from mutual-to-stock form for a period of three years after the stock conversion. These restrictions expired on March 28, 1997, the third anniversary of the Bank's stock conversion.

The repurchases may be made periodically throughout the next year from time to time as stock is available, based upon various factors, including the price of the stock, the market and the Company's financial performance. Repurchases may be made through privately-negotiated transactions, odd lot purchases and open-market transactions. Depending upon the availability and price of the stock, there is no assurance that shares of Common Stock will be repurchased. Repurchased shares will become treasury shares and will be utilized for general corporate purposes, including the issuance of shares in connection with the exercise of stock options and other Company and Bank stock benefit plans.

The Bank is a federally-chartered stock savings bank headquartered in Dodge City, Kansas. In addition, the Bank has four branch offices located in Garden City, Great Bend, Hoisington, and La Crosse, Kansas. The Bank's deposits are federally-insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is a community-oriented, full service retail savings bank offering traditional mortgage loan products. At March 31, 1997, Landmark Bancshares, Inc. had total assets and stockholders' equity of $223,779,333 and $32,749,886, respectively. The Corporation's common stock is traded in the over-the-counter market on the NASDAQ National System under the symbol "LARK."



             STOCK TRADED ON NASDAQ NATIONAL MARKET SYSTEM UNDER THE
                                  SYMBOL "LARK"
  CENTRAL AND SPRUCE/P.O. BOX 1437/DODGE CITY, KANSAS 67801-1437/(316)227-8111
    OFFICES IN: DODGE CITY - GARDEN CITY - GREAT BEND - HOISINGTON - LACROSSE